                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-6420) of Petroleum Geo-Services ASA and in the Prospectuses constituting part of the Registration Statements on Form F-3 (Registration Nos. 333-90379, 333-9518 and 333-9520) of Petroleum
Geo-Services ASA and part of the Registration Statement on Form F-4 (Registration No. 333-9702) of Petroleum Geo-Services ASA, of our report dated March 12, 2001, except as to the last three paragraphs of Note 4 and the last paragraph of Note 10, which are as of April 30, 2001, and as to the second to last paragraph of Note 1 and Note 22, which are as of January 30, 2002 relating to the financial statements of Petroleum Geo-Services ASA, which appears in this annual report on Form 20-F/A.

PRICEWATERHOUSECOOPERS LLP

Houston, Texas
February 13, 2002